Exhibit 10.1

EXECUTION VERSION

Nxt-ID, Inc.

285 North Drive

Suite D

Melbourne, FL 32934

March 26, 2017

Mr. Michael Orlando

CEO & Co-Founder

9000 Crow Canyon Rd

Suite S292

Danville, CA 94506

Re:	Binding Letter of Intent

Gentlemen:

This binding Letter of Intent (this “LOI”) outlines the general terms and conditions pursuant to which Nxt-ID, Inc. (together with its affiliates, the “Company” or “NXTD”) proposes to execute a business combination (the “Proposed Transaction”) with Fit Pay Inc. (“Fit Pay” or the “Target”), substantially in accordance with the proposed terms and conditions in Exhibit A hereto (the “Term Sheet”).

1.       Definitive Agreements. The obligations of Fit Pay and the Company to consummate the Proposed Transaction are binding as of the date of execution of this LOI; provided; however, that the parties will, in good faith, negotiate and execute definitive agreements, including a merger, share exchange, asset purchase, or other acquisition agreement (the “Acquisition Agreement”) and other documents (collectively with the Acquisition Agreement, the “Definitive Agreements”), containing such terms and provisions as are customarily included in documentation for a transaction of this nature and magnitude and as are otherwise agreed to by Fit Pay and the Company. The final closing of the Proposed Transaction (the “Closing”) will be subject to the satisfaction of all conditions precedent to closing as identified in the Acquisition Agreement and as set forth on the attached Term Sheet.

2.       Confidentiality; Publicity. The parties acknowledge that on or about the date hereof they are have entered into a separate Mutual Non-Disclosure Agreement (the “NDA”), and that the terms of this LOI and the discussions between the parties and their Representatives (as defined below) will be subject to the terms and conditions of the NDA. Except as required by applicable law, rule or regulation (including U.S. Securities and Exchange Commission (the “SEC”) and applicable stock exchange requirements) or any governmental, judicial, regulatory or supervisory authority having jurisdiction over such party or its affiliates or any of their respective officers, directors, employees, consultants, contractors, agents and financial and legal advisors (collectively with such affiliates, such party’s “Representatives”) (any of the foregoing, “Applicable Law”), neither the Company (including its officers, directors, employees, shareholders and affiliates), on the one hand, nor Fit Pay (including its respective officers, directors, employees, shareholders and affiliates), on the other hand, will make any public announcements relating to the Proposed Transaction without the prior written consent of the other parties. If a public announcement relating to the Proposed Transaction is required by Applicable Law (including any filing of a Form 8-K by the Company announcing the Company’s entrance into this LOI), the disclosing party will consult with the other parties with respect to such disclosure reasonably in advance of making such disclosure, and will consider in good faith and accept all reasonable comments on such disclosure made by the other parties.

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3.       Exclusivity. In consideration of the considerable time, effort and expense to be undertaken by each of the Company and Fit Pay in connection with the Proposed Transaction, Fit Pay agrees that during the period beginning with the date that this LOI is accepted and executed by each party as set forth on the signature page hereto and ending sixty (60) days thereafter (such period, the “Exclusivity Period”), Fit Pay will not, and Fit Pay will cause its Representatives not to, directly or indirectly, solicit or initiate or enter into discussions, negotiations or transactions with, or encourage, or provide any information to, any individual, corporation, partnership, limited liability company or other entity or group (other than the Company and its affiliates) concerning any transaction with respect to the direct or indirect sale, transfer, license or other disposition of Fit Pay, its equity interests or its business or material assets (outside of the ordinary course of business), whether by purchase, merger, consolidation, recapitalization, exclusive license or otherwise, or any similar transaction that would reasonably be expected to prohibit or materially impair the Proposed Transaction (a “Competing Transaction”), or enter into any agreement in principle, letter of intent or definitive agreement with respect thereto. Fit Pay shall immediately suspend any pre-existing discussion with all parties other than Fit Pay regarding any solicitation or offer for a Competing Transaction. During the Exclusivity Period, Fit Pay shall promptly (but in any event within 48 hours) after receipt notify the Company if it receives any solicitation or offer for a Competing Transaction. Fit Pay represents that neither it nor any of its affiliates or equity holders is party to or bound by any binding or non-binding agreement or understanding with respect to any Competing Transaction. Without limiting any other rights or remedies available to the Company under this LOI or applicable law, if any time during the Exclusivity Period, Fit Pay enters into a letter of intent, agreement or other commitment relating to any Competing Transaction (however structured), the Company shall be entitled to receive, as break up compensation, (a) a license to use the Fit Pay technology identified on Schedule 3 to this LOI for a period of twenty-four (24) months or 1,500,000 devices, whichever comes first, without cost to the Company, plus the amount of its reasonable costs and expenses (including attorneys’ fees and costs) incurred in connection with this LOI and the Proposed Transaction, including the structuring, investigation, documentation and negotiation of the Proposed Transaction.

4.       Conduct of Business. During the Exclusivity Period, except with the prior written consent of the Company, Fit Pay will: (a) conduct its business in the ordinary course in a manner consistent with past practice (except as expressly otherwise contemplated herein), including maintaining normal cash collection and payment policies and paying expenses, payables and other obligations when due in the ordinary course; (ii) maintain its properties and other assets in good working condition (normal wear and tear excepted); and (iii) use its best efforts to maintain the business and employees, customers, assets and operations as an ongoing concern in accordance with past practice. On the signing of the LOI, the Company will advance Fit Pay the sum of US$100,000 to assist with working capital needs until closing. Failure to close will require the immediate repayment of the advance.

5.       Access. Prior to the Termination Date (as defined below), Fit Pay will, upon reasonable advance notice and during normal business hours, afford the Company and its Representatives with reasonable access to its assets, properties, facilities, books and records and personnel. Fit Pay will furthermore cooperate with the Company and its Representatives regarding all due diligence matters, including document requests. Prior to the Termination Date, Fit Pay will promptly (but in any event within 48 hours) after the Target becomes aware of such event notify the Company of any material adverse event affecting the Target, its businesses or the Fit Pay’s ability to consummate the Proposed Transaction in accordance with the terms and conditions of this LOI.

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6.       Expenses. Whether or not the parties enter into Definitive Agreements with respect to the Proposed Transaction (but subject to the terms and conditions of the Definitive Agreements if the parties do enter into the Definitive Agreements), and except as otherwise provided herein, each of the parties hereto will pay its own costs and expenses (including legal, financial advisory and accounting fees and expenses) incurred at any time in connection with pursuing or consummating the Proposed Transaction.

7.       Termination. This LOI can only be terminated as follows: (a) by the mutual written agreement of the parties to terminate this LOI; or (b) by the Company or Fit Pay in the event that a material adverse condition, not known to either party at the execution of this LOI, is exposed during the course of each party’s due diligence investigation. Any termination of this LOI pursuant to clause (b) above shall be pursuant to a written notice provided by the terminating party to the other set of parties and, except as otherwise set forth in such notice, any termination in accordance with this paragraph 7 shall be effective upon receipt of such written notice by the non-terminating party (the date of termination being the “Termination Date”). Upon termination of this LOI, this LOI will be deemed null, void and of no further force or effect, and all obligations and liabilities of the parties under this LOI or otherwise related to the Proposed Transaction will terminate, except for the respective continuing obligations of the parties in paragraphs 2 and 6 and this paragraph 7 (and paragraphs 8 and 9 with respect to the interpretation and enforcement thereof), which will survive any termination of this LOI indefinitely (unless a lesser period is expressly contemplated by their terms). The termination of this LOI will not relieve any of the parties of liability for such party’s pre-termination breach of this LOI or any other agreement among the parties.

8.       Governing Law; Jurisdiction; Waiver of Jury Trial. This LOI and the rights and obligations of the parties hereunder will be governed by and construed under and in accordance with the laws of the State of New York, without regard to conflicts of law principles that would result in the application of any laws other than the laws of the State of New York. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction, of the state and federal courts seated in New York County, New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this LOI or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this LOI.

9.       Miscellaneous. This LOI supersedes any prior written or oral understanding or agreements between the parties related to the subject matter hereof (other than the NDA). This LOI may be amended, modified or supplemented only by written agreement of the parties. The headings set forth in this LOI are for convenience of reference only and shall not be used in interpreting this LOI. In this LOI, the term “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”. This LOI may be executed in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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Please acknowledge your acceptance of and agreement to the foregoing by signing and returning to the undersigned as soon as possible a counterpart of this LOI.

Very truly yours,
Nxt-ID, Inc. (on behalf of itself and its affiliates)

By:
Name:	Gino Pereira
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO AS OF

March 26, 2017

Fit Pay Inc.

By:
Name:
Title:

Equity Holder(s)

By:
Name:
% Interest:

By:
Name:
% Interest:

By:
Name:
% Interest:

[Signature Page to Letter of Intent]

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CONFIDENTIAL EXHIBIT A
SUMMARY OF THE TERMS OF THE PROPOSED TRANSACTION

Acquirer: State of Incorporation: Trading Symbol: Stock Exchange:	Nxt-ID, Inc. (together with its affiliates, the “Company” or “NXTD”) Delaware NXTD Nasdaq Capital Market
Target:	Fit Pay Inc. (“Fit Pay”).
Proposed Transaction and Combined Company Name:	Subject to legal and accounting structuring advice, in the Proposed Transaction the parties will enter into an exchange of equity or other business combination pursuant to which Fit Pay will become a wholly owned subsidiary of NXTD, and the equity owners or members of Fit Pay will receive equity interests of NXTD as provided below. The name of the post-acquisition public company (the “Combined Company”) shall remain Nxt-ID, Inc. and shall continue to trade on the Nasdaq under the ticker NXTD.
Public Company Ownership:

Upon Closing, the holders of Fit Pay membership interests (which may include other equity interests), shall be issued 19.99% of the capital stock of the Combined Company consistent with Nasdaq Rule 5635(e)(1).

In addition, NXTD shall issue $2,000,000 worth of non-voting, non-convertible, junior preferred stock to certain preferred shareholders of Fit Pay. The junior preferred stock shall initially earn a cumulative dividend of 5% per annum. After the NXTD market capitalization is $75,000,000 for greater for 30 consecutive trading days, the cumulative dividend shall increase to 10% per annum. The junior preferred stock is redeemable at the option of NXTD.

Fit Pay Liabilities:	Fit Pay may not have more than a total of $300,000 in debt that is due and payable within 12 months after the Closing and $800,000 in an amount of a seller’s note due quarterly and maturing 4 years after the closing. Any debt exceeding such aggregate limit will not be assumed by NXTD.
Cash Advance:	On the signing of the LOI, the Company shall advance to Fit Pay the sum of $100,000 to assist with working capital in advance of the closing.

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Other Consideration:	For the period beginning on October 1, 2017 and extending for a period of 16 quarters, the former shareholders of Fit Pay shall receive an earnout payment equal to 12.5% of the gross revenue derived from Fit Pay’s technology. Such gross revenue shall include 1) all gross revenue calculated in a manner consistent with current Fit Pay pricing methodology for all existing and future agreements signed by Fit Pay, and 2) all gross revenue derived from the Company’s use of Fit Pay’s technology and calculated as the number of Company devices shipped with Fit Pay technology, as described in Schedule 3, multiplied by $3.00. The amount due shall be calculated and payable each quarter within 15 days of the filing of the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission. For the quarter ended December 31, the amount shall be paid within 15 days of the filing of the Company’s annual report on Form 10-K with the Securities and Exchange Commission.
Incorporation of Combined Company:	Delaware.
Additional Closing Conditions:	The obligations of the Company and Fit Pay to enter into the Proposed Transaction is subject to customary conditions appropriate for an acquisition of this size and complexity, including:

(i)	Completion by both sets of parties and their Representatives of all business, tax, accounting, legal and other due diligence reviews of the parties (in parallel with the negotiation of the Definitive Documents), with results satisfactory to each party in all respects;

(ii)	The negotiation and execution of the Acquisition Agreement and other Definitive Documents, including NXTD 5% Shareholder lock-up agreements and the Orlando and Stevelinck employment agreements (as described below);

(iii)	No material adverse change in either party’s business, operations, or financial condition;

(iv)	The representations and warranties of each of the parties being true and correct at signing and closing, and the owners of Fit-Pay shall properly represent to the satisfaction of NXTD that there are no impediments in their license and other technology agreement that would negatively impact NXTD’s ability to utilize such technology to the fullest extent possible and/or in the manner for which it is intended;

(v)	Receipt of all equity holder, governmental, regulatory and third party requisite approvals and consents, if any, including, if required, the completion of any applicable Nasdaq process and any required approvals of Fit Pay’s members or equity owners; and

(vi)	Subject to such customary additional terms not inconsistent with the above as agreed between the parties.

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Confirmatory Due Diligence:	Each of the Company, on the one hand, and Fit Pay, on the other hand, will conduct due diligence on the other, including, if reasonably requested, visiting and inspecting the offices and facilities of the other and meeting with management. Each of the Company, on the one hand, and Fit Pay, on the other hand, will and will cause their Representatives to extend their reasonable cooperation to the other set of parties and their respective Representatives in connection with such investigation and provide reasonable access during normal business hours to their books and records, facilities, accountants, management, officers, directors and key employees for the purpose of conducting such due diligence investigation. Without limiting the foregoing, each of the Company, on the one hand, and Fit Pay, on the other hand, will cause its auditors or tax preparers to reasonably cooperate with the other set of parties and its respective Representatives.
Management:	After the Closing, Mr. Orlando shall become Chief Operating Officer at the Company as well as President of Fit Pay LLC, which will contain all of the Company’s interests in payments and IoT. After the Closing and as soon as two new independent directors can feasibly be added, Mr. Orlando shall serve as a member of the Company Board of Directors. After the Closing, Mr. Stevelinck shall become Vice-President of Engineering at the Company.
Governing Law and Jurisdiction:	State of New York.

[Balance of Page Intentionally Left Blank]

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Schedule 3

Schedule of Technology To Be Licensed as Break Up Compensation

Software and licenses sufficient to enable secure contactless payments at NFC-capable point of sale terminals, tokenization and authentication services, and backend services for digital wallet creation and management.

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